[Symetra Financial Logo]		Symetra Life Insurance Company
					[777 108th Avenue NE Suite 1200]
					[Bellevue, WA  98004-5135]



                    [Long Life Benefit] Rider


This rider ("Rider") is a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the terms of this Rider will control. Once this Rider has been selected, it cannot be revoked. This Rider may be selected only at the time of application. Unless redefined in this Rider, the terms defined in the Contract will have the same meaning when used in this Rider.
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                            DEFINITIONS
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Long Life Benefit  	The natural person named on the application on
Annuitant		whose life the Long Life Benefit Payments are
			based. The initial Owner of the Contract is the
			Long Life Benefit Annuitant.   If the Owner is a
			non-natural person, the initial Annuitant is also the Long Life Benefit Annuitant. The Long Life Benefit
			Annuitant cannot be changed.

Long Life Benefit 	The date, as shown on the contract data page, of
Commencement Date	the first Long Life Benefit Payment. The Long Life
			Benefit Commencement Date must be prior to the 96th birthday of the Long Life Benefit Annuitant.

Long Life Benefit 	Periodic payments that begin on the Long Life
 Payments		Benefit Commencement Date and continue each
			month for as long as the Long Life Benefit
			Annuitant is living. The amount of each Long Life
			Benefit Payment is shown on the contract data page, unless reduced in accordance with this Rider.


Long Life Benefit

The Rider guarantees that if the Long Life Benefit Annuitant is alive on the Long Life Benefit Commencement Date and the rider charges shown on the contract data page are paid through the 10th Contract Year, we will begin making Long Life Benefit Payments, unless reduced in accordance with this Rider.
These payments will continue to the payee (you or someone you choose) as long as the Long Life Benefit Annuitant is alive.

Once elected, this Rider cannot be terminated except as described below.

The Rider can be elected only at the time of application for the Contract to which this Rider is attached. The Long Life Benefit Annuitant must be no younger than age 50 and no older than age 75 at the time the Rider is elected.

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Misstatement of Age or Sex

We may require satisfactory proof of age or sex at any time.

Long Life Benefit Payments are based on the age and sex of the Long Life Benefit Annuitant. If the age or sex of the Long Life Benefit Annuitant has been misstated, Long Life Benefit Payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment.Overpayments will be deducted from future payments until the total is repaid.We will not credit interest on underpayments or charge interest on overpayments.

We may require evidence satisfactory to us that the Long Life Benefit Annuitant is living before we make any payment.



Termination of Rider

If the Long Life Benefit Annuitant dies prior to the Long Life Benefit Commencement Date, this Rider will terminate. The date of termination will be the date that proof of death acceptable to us is received at our Home Office. We continue to assess the charge until we receive notice of death. Therefore, notification of the death of the Long Life Benefit Annuitant should be made as promptly as possible. Once terminated, no further rider charges will apply.

This Rider has no surrender value or death benefit.

Reduced Long Life Benefit Payments

Long Life Benefit Payments will be reduced if any of the following occur:.

	-	If the Contract is surrendered prior to the 10th contract
		anniversary date.
	-	If the Contract is annuitized prior to the 10th contract
		anniversary date.
	-	If the contract value is not sufficient to cover the rider
		charge in whole or in part for any of the first 10 Contract
		Years.

If on a Contract Anniversary, your contract value is not sufficient to cover the rider charge, we will provide you with written notice of the deficit and allow you a 60-day period to make additional Purchase Payments to the Contract so the rider charge can be assessed and the Contract can remain in force. If after the 60-day period the contract value remains insufficient to take the full rider charge, we will not take the charge and will reduce your Long Life Benefit Payments. The Contract will remain inforce and no further rider charges will be taken. Once reduced, the payments cannot be restored to the amount originally shown on your data page.

These reduced Long Life Benefit Payments will be paid in lieu of the original Long Life Benefit Payments shown on the contract data page. The Long Life Benefit Commencement Date will remain the same. If the reduced Long Life Benefit Payments are less than $[500] per month, we may change the frequency of the Long Life Benefit Payments.

The reduced Long Life Benefit Payments will be based on an accumulation value calculated using the rider charges previously paid. The accumulation value is calculated as eighty-seven and one-half percent (87.5%) of the rider charges paid, less fifty dollars ($50) per year, accumulated to the end of the deferral period at three percent (3%) per year. Annuity factors are applied to this accumulation value in order to calculate the reduced Long Life Benefit Payments. Minimum annuity factors are based on the "Fixed Annuity
Purchase Rate Table" in your Contract.

Rider Charge

The rider charge is shown under "Insurance Charges" on the contract data page. The dollar value of the charge is calculated by multiplying this charge by the monthly Long Life Benefit Payment divided by 1000. The rider charge will be deducted pro-rata from each Sub-account on each of the first ten contract anniversaries. The rider charge will never change once the Rider has been issued.
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All other terms and conditions of the Contract remain unchanged.


Symetra Life Insurance Company
/s/George Pagos
[George Pagos]
[Secretary]